Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

of

VELO3D, INC.

Velo3D, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed with the Secretary of State on September 29, 2021, as amended by the Certificate of Amendment filed with the Secretary of State on June 8, 2023, the Certificate of Amendment filed with the Secretary of State on June 12, 2024, and the Certificate of Amendment filed with the Secretary of State on July 1, 2025 (the “Certificate of Incorporation”).

2.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation has duly adopted this Certificate of Amendment, and the Corporation’s stockholders have duly approved this Certificate of Amendment.

3.	Section 1 of Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of such section:

“Effective at 12:01 a.m. Eastern Daylight Time on July 28, 2025 (the “Effective Time”), each fifteen (15) shares of Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.”

4.	The foregoing terms and provisions of this Certificate of Amendment shall be effective as of 12:01 a.m. Eastern Daylight Time on July 28, 2025.

5.	Except as herein amended, the Corporation’s Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 25th day of July, 2025.

VELO3D, INC.

By:	/s/ Nancy Krystal
Name:	Nancy Krystal
Title:	Secretary